Exhibit 21

Primary Business Systems Inc., list of Subsidiaries

Primary Business Systems LLC (Texas LLC)

433 Kitty Hawk Dr. Suite 226

Universal City, TX 78148

AHJR Inc., (Texas Corporation) operating under trade name Concord Staffing Services

830 NE Loop 410, Suite 301

San Antonio, TX 78209